Exhibit 10.1

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is effective January 1, 2011 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Nathan Hubbard (the “Employee”).

WHEREAS, the parties entered into that certain Employment Agreement dated effective February 1, 2007, as amended by addendum effective December 31, 2008, and as further amended by that certain First Amendment to Employment Agreement dated effective March 1, 2009 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2015 (the “Term”), unless terminated earlier pursuant to the terms set forth in Section 7 below.”

2. The first sentence of Section 2(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s title is Chief Executive Officer—Ticketmaster.”

3. Section 3(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective as of January 1, 2011, Live Nation will pay the Employee an annual gross base salary of $750,000.00 (the “Base Salary”), less appropriate payroll deductions and all required withholdings. All payments of Base Salary are payable in regular installments in accordance with Live Nation’s normal payroll practices, as in effect from time to time and prorated monthly or weekly or for any partial pay period of employment. The Employee will be eligible to receive annual increases in such base salary commensurate with Live Nation policy.”

4. Section 3(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Bonuses.

(i) Performance Bonus. For each calendar year of this Agreement beginning in 2011, the Employee will be eligible to receive an annual bonus (the “Bonus”) targeted at 125% (the “Target”) of the Employee’s then-current Base Salary based on the achievement of specific performance targets to be set and determined annually by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Live Nation Entertainment, Inc. (“LNE”) in its sole and absolute discretion. The Bonus, if any, shall be paid in one lump sum during the calendar year following the calendar year in which such Bonus was earned.

(ii) Retention Bonus. Live Nation will, within ten (10) business days of the full execution of this Second Amendment, pay to the Employee $2,000,000.00 as a retention bonus (the “Retention Bonus”), less withholdings for applicable taxes.  Live Nation will recoup this Retention Bonus during the course of the Employee’s employment through offsets against any future bonus otherwise to be paid to the Employee.  If the Employee completes the Term, any remaining Retention Bonus that has not been so recouped by Live Nation through offset (“Unearned Portion of the Retention Bonus”) shall be deemed earned by the Employee and not subject to further recoupment.  If the Employee’s employment is terminated before the expiration of the Term, any Unearned Portion of the Retention Bonus shall be treated as follows: (i) if the Employee terminates his employment with Live Nation or the Employee is terminated for “Cause” (as defined herein), the Employee shall reimburse the Company for any Unearned Portion of the Retention Bonus within ten (10) business days following termination; or (ii) if the Employee is terminated without “Cause” or due to death or disability, the Employee shall be deemed to have earned any Unearned Portion of the Retention Bonus and it will not be subject to further recoupment or reimbursement.”

5. Sections 3(f) and (g) of the Original Agreement are hereby deleted in their entirety and replaced with the following new Sections 3(f) and (g):

“(f) Restricted Stock Associated with Performance Objectives. Provided that the Employee is employed by Live Nation on any applicable grant date, on dates to be determined by the Committee in each of 2011, 2012 and 2013, the Employee will receive grants of 40,000, 40,000 and 120,000 shares, respectively, of LNE restricted stock (the “Performance Objective Shares”). Each such award of Performance Objective Shares will vest and the restrictions thereon will lapse on March 31st of the calendar year following the calendar year of the applicable grant, subject to and conditioned upon (i) the satisfaction by the Employee of specific performance criteria to be established by the Committee in its sole and absolute discretion and (ii) the Employee’s continued employment through each such vesting date. If the performance criteria applicable to each grant are not achieved and/or the Employee’s employment terminates prior to an applicable vesting date, the Performance Objective Shares granted for such year will not vest and, upon such determination by the Committee, will be forfeited and terminated (to the extent not yet vested). The Employee hereby acknowledges prior receipt of the restricted stock grant of 40,000 shares on September 26, 2011 in satisfaction of the 2011 Performance Objectives Shares referenced above.

(g) Acceleration of Vesting upon a Change of Control. In the event of a future “Change of Control,” all of the Employee’s stock option, restricted stock or similar equity incentive grants in LNE common stock that are outstanding on the date of such Change of Control shall become immediately and fully exercisable in accordance with the terms and conditions set forth in the applicable plan under which they are issued. For purposes of this Agreement, “Change of Control” means: (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, as amended (other than the Employee or entities controlled by the Employee), becomes a beneficial owner of 50% or more of the voting power of LNE (which includes, for purposes of this definition, any successor-in-interest to LNE); (ii) all or substantially all of the business or assets of LNE are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the stockholders of LNE, immediately prior to such merger, consolidation, sale or other transaction, beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of LNE, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of LNE); (iii) LNE combines with another company and, immediately after such combination, (A) the stockholders of LNE immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board’s approval of the transaction do not constitute a majority of the combined company’s board of directors; or (iv) the liquidation or dissolution of LNE.”

6. Section 8(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Termination by Live Nation Without Cause. Live Nation may terminate the Employee’s employment without Cause (as defined in Section 7(c)) at any time during the Term. If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of the Employee’s employment by Live Nation without Cause, Live Nation shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to the Employee, (i) the Employee’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section 3(e) above and (iv) any vested benefits and other amounts due to the Employee under any plan, program or policy of Live Nation (together, the “Accrued Obligations”). In addition, subject to Section 8(g) below and the Employee’s execution and non-revocation of a binding release, in the event of the Employee’s Separation from Service with Live Nation by reason of a termination without Cause, Live Nation shall (i) pay to the Employee in a lump-sum cash payment within 90 days of the Employee’s Termination Date, but in no event later than March 15th of the next calendar year, provided the Employee has executed the binding release prior to that date, the Employee’s monthly Base Salary payable for the remainder of the Term, less withholding for applicable taxes and appropriate payroll deductions (the “Severance”); and (ii) accelerate the vesting and lapsing of restrictions on all unvested equity awards awarded to the Employee prior to the Termination Date.”

7. The Original Agreement is and shall continue to be in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

8. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

9. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment effective as of the date first written above.

THE EMPLOYEE

Date: 10/6/11	/s/ Nathan Hubbard—

Nathan Hubbard
LIVE NATION WORLDWIDE, INC.
Date: 10/10/11	/s/ Michael Rapino—

Michael Rapino President and Chief Executive Officer